Exhibit 10.4

Summary of Material Terms of
PharmaBio Development (“PBD”) Bonus Plan

The PBD bonus plan (the “Plan”) is an informal guideline not in written plan form which provides for the payment of annual cash bonuses to selected eligible PBD management employees in amounts, if any, determined by the Compensation and Nominations Committee (the “Committee”) in its discretion. The Committee has indicated an intent to consider payment of bonuses based on performance targets. The aggregate bonus pool will be equal to the aggregate target bonus opportunities of all the Plan participants after taking into account their aggregate base salaries and actual performance compared to target for the Plan Year. The aggregate bonus pool will be allocated among participants in the Committee’s discretion. The bonuses called for under the Plan are completely discretionary and are not earned until they are paid. Participants who join the PBD business unit mid-year will have their awards (if any) prorated.

Bonuses are intended to be paid no later than March 31 of the year following the Plan Year, except that the Committee may specify that a portion of bonus awards be paid on a deferred basis. Participants must be employed on the date bonuses are paid in order to receive a payment, except that participants who retire prior to that date may have their bonuses prorated and paid on the date other bonuses are paid in the Committee’s discretion. The Company has reserved the right, in its discretion, to amend or terminate the Plan at any time prior to the payment of any bonuses, as well as the right to decide not to pay bonuses, or to pay bonuses based on any other factors it determines, even if inconsistent with the Plan. Participants should not assume continued participation in the Plan.